Exhibit 99.7

Update to Item 1A “Risk Factors” for the year ended December 31, 2007 and the three, six and nine months ended March 31, June 30 and September 30, 2008

Risk Factors

The continued economic slowdown in the United States and the national and world-wide financial crisis may adversely affect our results of operations, cash flows and financial condition. Among other things, these negative economic trends could adversely affect demand for television advertising, reduce the availability, and increase the cost, of short-term funds for liquidity requirements, and adversely affect our ability to meet long-term commitments. In addition, general trends in the television industry could adversely affect demand for television advertising as consumers flock to alternative media, including the Internet, for entertainment.

The continued economic slowdown in the United States is likely to adversely affect our results of operations and cash flows by, among other things, reducing demand for local and national television advertising and making it more difficult for customers to pay their accounts. Moreover, television viewing among consumers has been negatively impacted by the increasing availability of alternative media, including the Internet. As a result, in recent years demand for television advertising has been declining and demand for advertising in alternative media has been increasing, and we expect this trend to continue. Our ability to access funds under our credit facility depends, in part, on our compliance with certain financial covenants in the credit facility, including covenants based on our Adjusted EBITDA as defined in the credit facility. If our Adjusted EBITDA is not sufficient to ensure compliance with these covenants, we might not be able to draw down funds under our revolving credit facility.

Disruptions in the capital and credit markets, as have been experienced during 2008 and are continuing in 2009, could adversely affect our ability to draw on our bank revolving credit facilities. Our access to funds under the revolving credit facilities is dependent on the ability of the banks that are parties to the facilities to meet their funding commitments. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time.

Longer term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures and other discretionary uses of cash.

Our substantial debt could limit our ability to grow and compete.

As of September 30, 2008, we had $174.5 million of debt, which represented 229.7% of our total combined capitalization.

Our high level of debt could have important consequences to our business. For example, it could:

•	limit our ability to borrow additional funds or obtain additional financing in the future;

•	limit our ability to pursue acquisition opportunities;

•	expose us to greater interest rate risk since the interest rate on borrowings under our senior credit facility is variable;

•	limit our flexibility to plan for and react to changes in our business and our industry; and

•	impair our ability to withstand a general downturn in our business and place us at a disadvantage compared to our competitors that are less leveraged.

Refer to consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2007, as amended by this Current Report on Form 8-K dated February 26, 2009 and our quarterly reports for each of the three months ended March 31, June 30 and September 31, 2008, for disclosure of the approximate aggregate amount of principal indebtedness scheduled to mature.

        We could also incur additional debt in the future. The terms of our senior credit facility, as well as the indenture governing our publicly-held notes, limit, but do not prohibit us from incurring substantial amounts of additional debt. To the extent we incur additional debt we would become even more susceptible to the leverage-related risks described above.

        If the exchange offer is not consummated, we may not be able to maintain the financial ratios in our senior secured credit facility, which would trigger cross-defaults and allow our lenders to accelerate our indebtedness.

Our ability to continue as a going concern is dependent on Nexstar’s pledge to continue the local services agreements described in a letter of support dated March 7, 2008. Based on Nexstar’s current estimated operating results for the quarter ended December 31, 2008 and the quarterly periods during 2009, Nexstar believes the amount of its senior indebtedness and total indebtedness in relation to its broadcast cash flow may exceed the senior leverage and total leverage ratios allowed under Nexstar’s amended and restated senior secured credit facility agreement (the “Nexstar Facility”). If Nexstar’s broadcast cash flow levels do not increase, or if Nexstar’s management does not execute certain station management agreements, or if Nexstar does not adjust planned spending including a mandated Company furlough, which its management is currently evaluating, Nexstar may need to undertake additional initiatives to maintain compliance with the senior leverage and total leverage ratios under the Nexstar Facility. These additional initiatives include a current plan to consummate an exchange offer to replace a portion of Nexstar Broadcasting Inc.’s 7% Senior Subordinated Notes due 2014 (the “2014 Notes”), for which Mission is a guarantor, which pay cash interest through their maturity date, with new notes, for which Mission is a guarantor, which will not pay cash interest until after January 15, 2011. The exchange offer is expected to close during the first quarter of 2009. Nexstar has already eliminated its corporate bonuses for 2008 and 2009 as well as consolidated certain of its management functions as part of its efforts to meet its senior leverage and total leverage ratios.

Nexstar believes the consummation of the exchange offer with the necessary acceptance rate combined with the execution of all of the other management actions described above will allow Nexstar to maintain compliance with the senior leverage and total leverage ratios contained in the Nexstar Facility for at least twelve months from December 31, 2008. However, no assurances can be given that the exchange offer will be consummated with the necessary acceptance rate or that the other management actions described above will be successful in increasing Nexstar’s broadcast cash flows. If the foregoing does not occur, Nexstar would need to obtain waivers or amendments under the Nexstar Facility and no assurances can be given that Nexstar will be able to obtain these waivers or amendments. If Nexstar is unable to obtain these waivers or amendments if and when necessary, Nexstar would be in default under the Nexstar Facility, which would (1) preclude Nexstar from accessing any available borrowings under the revolving facility, (2) entitle the lenders thereunder to exercise their remedies, which includes the right to accelerate the debt outstanding under the Nexstar Facility, (3) trigger a similar event of default under our amended and restated senior secured credit facility, and (4) trigger the cross-acceleration provisions under the 2014 Notes, the 11.375% Senior Discount Notes due 2013 (the “2013 Notes”) for which we are a guarantor, and any additional debt securities issued in exchange for existing debt securities. These factors raise substantial doubt about Nexstar’s ability to continue as a going concern and due to (1) the support letter dated March 7, 2008, (2) the cross-default provisions described above and (3) our guarantees related to Nexstar’s debt also raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The industry-wide mandatory conversion to digital television could have an adverse impact on our business, as certain viewers that do not upgrade their technology to be able to receive digital signals could no longer be able to view our programming.

Television stations in the U.S. are in the process of transitioning from analog to digital broadcasts and must phase-out analog broadcasting altogether by June 12, 2009. Some stations – including some of our stations – already have made the transition and now broadcast in digital only. TV viewers who receive their signals over-the-air (instead of through multichannel video program distributors, which we refer to as MVPDs, such as cable, satellite, or fiber optic service) and who have older, analog-only television receivers, will have to obtain digital-to-analog converters (or new digital televisions) and perhaps new antennas in order to continue watching television after the stations they watch complete the transition to digital-only transmissions. The federal government established a program to provide eligible TV viewers with coupons to cover the expense of purchasing digital-to-analog converters (but not new antennas). Moreover, due to technological differences in the way digital as compared to analog TV signals are received, it is possible that some viewers who live in locations where they currently receive adequate analog signals over-the-air will not be able to receive usable digital signals after the transition (even with digital-to-analog converters and new antennas) and, therefore, will not be able to watch some or all of the stations they have been watching (unless they subscribe to an MVPD service).